                                                                      EXHIBIT 11
                              MEASUREX CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                        Fiscal years 1993, 1992 and 1991
                  (Amounts in thousands except per share data)
                                   ----------

                                                           1993    1992    1991
                                                          ------  ------  ------
Primary:

 Average shares outstanding                               17,913  18,111  18,010

 Net effect of dilutive stock options and
   warrants based on treasury stock
   method using average market price                         138     185     203
                                                         ------- ------- -------

 Average common and common
   equivalent shares outstanding                          18,051  18,296  18,213
                                                         ======= ======= =======

   Income before extraordinary credit                    $ 8,215 $   714 $   389
                                                         ======= ======= =======

   Net income                                            $ 8,215 $ 1,625 $   389
                                                         ======= ======= =======

   Income per share before extraordinary credit          $  0.46 $  0.04 $  0.02
                                                         ======= ======= =======

   Net income per share                                  $  0.46 $  0.09 $  0.02
                                                         ======= ======= =======

Fully diluted:

 Average shares outstanding                               17,913  18,111  18,010

 Net effect of dilutive stock options and
   warrants based on treasury stock
   method using quarter-end market
   price or average market price
   when greater than quarter-end
   market price                                              184     236     203
                                                         ------- ------- -------

 Average common and common
   equivalent shares outstanding                          18,097  18,347  18,213
                                                         ======= ======= =======

   Income before extraordinary credit                    $ 8,215 $   714 $   389
                                                         ======= ======= =======

   Net income                                            $ 8,215 $ 1,625 $   389
                                                         ======= ======= =======

   Income per share before extraordinary credit          $  0.45 $  0.04 $  0.02
                                                         ======= ======= =======

   Net income per share                                  $  0.45 $  0.09 $  0.02
                                                         ======= ======= =======

Note A: Fully diluted earnings per share have been calculated in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share".

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